Exhibit 2.1

THIRD AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Amendment”), dated July 15, 2019, is entered into by and between Xenetic Biosciences, Inc., a Nevada corporation (“Buyer”) and Alexey Andreevich Vinogradov, as the representative of each Seller as more fully described in the Purchase Agreement (as defined below) (the “Sellers’ Representative”).

RECITALS

WHEREAS, Buyer, the Sellers’ Representative, Hesperix SA, a Swiss corporation (the “Company”), and those owners of the Company set forth in the signature page thereto, previously entered into that certain Share Purchase Agreement, dated as of March 1, 2019, as amended (the “Purchase Agreement”);

WHEREAS, pursuant to Section 11.09 of the Purchase Agreement, the Purchase Agreement may be amended, modified or supplemented by an agreement in writing signed by Buyer and the Sellers’ Representative on behalf of the Sellers; and

WHEREAS, Buyer and the Sellers’ Representative desire to amend the Purchase Agreement by entering into this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                   Definitions. Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms as set forth in the Purchase Agreement and all references to Sections shall mean the Sections of the Purchase Agreement unless reference is made to another document.

2.                   Amendment to Purchase Agreement. The Purchase Agreement is hereby amended as follows:

Section 10.01. Sections 10.01(b)(ii) and (c)(ii) are amended to change the date referenced therein of July 15, 2019 to July 31, 2019.

3.                   Purchase Agreement Otherwise Unchanged. Except as expressly provided herein, the Purchase Agreement shall remain unchanged and in full force and effect. Each reference to “this Agreement” or “the Purchase Agreement” and words of similar import in the Purchase Agreement and in the agreements and other documents contemplated by the Purchase Agreement shall be a reference to the Purchase Agreement, as amended hereby, and as the same may be further amended, restated, supplemented and otherwise modified and in effect from time to time.

4.                   Ratification. In all respects not inconsistent with this Amendment, Buyer and the Sellers’ Representative hereby ratify and affirm the Purchase Agreement as amended hereby.

5.                   Miscellaneous. This Amendment shall be binding upon and inure to the benefit of each party to the Purchase Agreement and its successors and permitted assigns. The interpretation and construction of this Amendment, and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to agreements executed and to be performed solely within such State and without regard to the conflict of laws rules thereof. The headings in this Amendment are for reference only and shall not affect the meaning or interpretation of this Amendment. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same instrument. Delivery of an executed counterpart of this Amendment electronically, via email or .pdf, or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first set forth above.

BUYER:

XENETIC BIOSCIENCES, INC

By: /s/ Jeffrey Eisenberg
Name: Jeffrey Eisenberg
Title: Chief Executive Officer

SELLERS’ REPRESENTATIVE:

/s/ Alexey Andreevich Vinogradov
Alexey Andreevich Vinogradov

[Signature Page to Third Amendment to Share Purchase Agreement]

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